PURCHASE AGREEMENT

          PURCHASE AGREEMENT, dated as of June 20, 2000 (the "Agreement"), by and among Alliance Capital Management L. P., a Delaware limited partnership ("Buyer"), AXA Financial, Inc., a Delaware corporation ("AXA Financial"), and Sanford C. Bernstein Inc., a Delaware corporation ("Sanford Bernstein", together with each member of the Seller Group and any transferees in a Permitted Transfer (in each case as defined below), "Seller").

W I T N E S S E T H:

          WHEREAS, concurrently with the execution and delivery of this Agreement, Alliance Capital Management Holding L. P., a Delaware limited partnership ("Alliance Holding"), Buyer, Sanford Bernstein and Bernstein Technologies Inc., a California corporation ("BTI") are entering into an Acquisition Agreement, dated the date hereof (the "Acquisition Agreement"), pursuant to which the parties thereto desire to effect the transactions described therein (the "Acquisition");

          WHEREAS, as consideration for the Acquisition, Seller will receive (A) $1.4754 billion in cash, (B) 2.8  million units of  limited partnership interests of Buyer, and (C) 38.0  million units of limited partnership interests of Buyer subject to certain transfer restrictions specified in this Agreement and the Acquisition Agreement; the aggregate number of units of limited partnership interests of Buyer received by Seller as part of the consideration for the Acquisition are referred to herein as the "Equity Consideration";

          WHEREAS, pursuant to the terms and conditions set forth in this Agreement and in the Acquisition Agreement, Buyer, AXA Financial and Seller intend that Seller shall have certain rights and be subject to certain limitations with respect to the transfer of Buyer Units (as defined below);

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          As used in this Agreement, the following terms shall have the meanings specified below:
"Acquisition": as defined in the recitals to this Agreement.

          "Acquisition Agreement": as defined in the recitals to this Agreement.

          "Additional Buyer Documentation": as defined in Section 4.1.1.

          "Additional Documentation": as defined in Section 4.2.1.

          "Additional Seller Documentation": as defined in Section 4.2.1.

          "Affiliate": shall mean, in relation to any Person, any entity controlled, directly or indirectly, by the Person, any entity that controls, directly or indirectly, the Person, or any entity directly or indirectly under common control with the Person.

          "Agreement": as defined in the preamble to this Agreement.

          "Alliance Entities": Alliance Holding and Buyer, excluding any mutual fund for which Alliance Holding or Buyer acts as investment advisor.

          "Alliance Holding": as defined in the recitals to this Agreement.

          "Anniversary Date": shall mean the date immediately following the last day of the previous Anniversary Period.

          "Anniversary Period": shall mean each successive twelve-month period beginning on the Closing Date or an annual anniversary thereof.

          "Annual Purchase Obligation Limit": shall mean, with respect to each Anniversary Period beginning on or after the second Anniversary Date, a number of Buyer Units equal to 20% of the aggregate number of Buyer Units, less any Restricted Units Transferred since the beginning of such Anniversary Period.

          "Applicable Interest Rate": the rate per annum specified as the LIBOR (London Interbank Offered Rate) for deposits in U.S. Dollars offered for 3-month deposits as published by The Wall Street Journal (or, if not reported therein, any other alternative source) in effect on the first day of the applicable interest period.

          "AXA Financial": as defined in the preamble to this Agreement.

          "Block Transfer": as defined in the Section 2.4.3.

          "BTI": as defined in the recitals to this Agreement.

          "Business Day": any day on which banks are generally open for business in New York City.

          "Buyer": as defined in the preamble to this Agreement.

          "Buyer Partnership Agreement": as defined in Section 3.2.

          "Buyer Units": Unrestricted Units and Restricted Units.

          "Change in Law": as defined in Section 3.3.

          "Closing Date": shall mean the date of the closing of the transactions contemplated under the Acquisition Agreement.

          "Code": the United States Internal Revenue Code of 1986, as amended.

          "Consent": any permit, authorization, consent or approval of, any United States court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority of competent jurisdiction.

          "Cumulative Transfer Limit": shall mean, with respect to each Anniversary Period specified below, the aggregate maximum number of Buyer Units (and Public Units received in exchange for Buyer Units) that can be Transferred, which number shall be determined by multiplying the total number of Buyer Units by the corresponding percentage, as follows:

1st Anniversary Period—0%
2nd Anniversary Period—0%

3rd Anniversary Period—20%
4th Anniversary Period—40%
5th Anniversary Period—60%
6th Anniversary Period—80%
7th Anniversary Period and any subsequent
Anniversary Period—100%.

          "Deferral Period": as defined in Section 2.5.1.

          "Designated Entity": as defined in Section 2.1.

          "ELAS":  The Equitable Life Assurance Society of the United States.

          "Equity Consideration": as defined in the recitals to this Agreement.

          "Exercise Date": as defined in Section 2.4.1.

          "Exercise Notice": as defined in Section 2.4.1.

          "Expiration Date": as defined in Section 2.3.

          "HSR Act":  as defined in Section 4.1.3.

          "Lock-Up Expiration Date":  the second anniversary of the Closing Date.

          "NYSE":  as defined in Section 2.2.

          "Offer":  as defined in Section 3.4.1.

          "Parent Units":  any general or limited partnership interests or units in Buyer or Alliance Holding held by AXA Financial or any Affiliate.

          "Permitted Deferred Buyer Units":  shall mean a number of Buyer Units equal to the number of Buyer Units specified in an Exercise Notice which complied at the time it was given with the then applicable Annual Purchase Obligation Limit and was canceled pursuant to Section 2.5.1. or rendered ineffective pursuant to Section 2.5.2.

          "Permitted Transfer":  any allocation of Buyer Units to the Seller’s Principals’ Profit-Sharing Pool (as defined in the Acquisition Agreement) or contribution of Buyer Units to any entity controlled by Seller and/or its shareholder, officers or employees.

          "Person":  any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust or other entity.

          "Proceedings":  as defined in Section 9.11.

          "Public Units":  units of limited partnership interests of Alliance Holding.

          "Purchase Obligation":  as defined in Section 2.1.

          "Purchase Price":  as defined in Section 2.4.2.

          "Restriction Period":  as defined in Section 2.5.2.

          "Restricted Unit":  each of the 38.0 million units of limited partnership interests of Buyer, as adjusted pursuant to Section 2.09 of the Acquisition Agreement, received by Seller as part of the Equity Consideration, adjusted from time to time as result of Unit Adjustments.

          "Sale Date":  as defined in Section 3.4.1.

          "Sale Price":  as defined in Section 2.2.

          "Sanford Bernstein": as defined in the preamble to this Agreement.

          "Seller":  as defined in the preamble to this Agreement.

          "Seller Group":  SCB LLC, a limited liability company organized pursuant to the Acquisition Agreement and any other entity formed by Seller to purchase Buyer Units pursuant to the Acquisition Agreement.

          "Settlement Date": as defined in Section 2.4.2.

          "Tax": any present or future tax, levy, impost, duty, charge, assessment or fee of nay nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement.

          "Transfer":  directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise lend, transfer or dispose of, directly or indirectly, any Buyer Unit or any securities convertible, exchangeable or exercisable for or repayable with Buyer Units, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Buyer Units, whether any such swap or transaction is to be settled by delivery of Buyer Units or other securities, in cash or otherwise, excluding, in each case, Permitted Transfers; provided, however, that other than for purposes of Section 3.2, Transfer shall not include (i) the exchange of Buyer Units for Public Units pursuant to the Acquisition Agreement, or (ii) except for purposes of calculating the Cumulative Transfer Limit, any Transfers of Public Units received in exchange for Buyer Units.

          "Unit Adjustment": shall mean a pro rata increase, decrease or exchange of each unit of limited partnership interests of Buyer in the event Buyer (A) issues or delivers any additional units as a result of the declaration or payment of a dividend or other distribution to the holders of units, (B) subdivides its outstanding units into a larger number of units, (C) combines its outstanding units into a smaller number of units, (D) becomes a party to any transaction (including without limitation a merger, consolidation, recapitalization, reclassification, sale of all or substantially all of the Buyer’s assets) in which the previously outstanding units shall be changed into or exchanged for different interests of Buyer or changed into or exchanged for common stock or other securities of another corporation or interests in a noncorporate entity or other property (excluding cash).

          "Units": units of general or limited partnership interests of Buyer or Alliance Holding.

          "Unrestricted Exercise Period": as defined in Section 2.5.3.

          "Unrestricted Unit": each of the 2.8 million units of limited partnership interests of Buyer received by Seller as part of the Equity Consideration, adjusted from time to time as result of Unit Adjustments.

          "Window Restrictions": as defined in Section 2.4.3.

ARTICLE II

PURCHASE OBLIGATION

          2.1     Purchase Obligation.  Subject to the terms and conditions of this Agreement, at the election of Seller, AXA Financial shall purchase or shall cause an entity designated by AXA Financial in writing (a "Designated Entity") to purchase, Buyer Units in an amount not exceeding the Annual Purchase Obligation Limit, it being understood and agreed that AXA Financial shall never be required to purchase Buyer Units to the extent such Transfer to AXA Financial would exceed the Cumulative Transfer Limit (the "Purchase Obligation").  The Purchase Obligation shall apply only to Buyer Units which are owned beneficially by Seller at the time of the sale.

          2.2     Sale Price.  The sale price (the "Sale Price") under the Purchase Obligation shall be the average of the closing prices of a Public Unit as quoted on the New York Stock Exchange (the "NYSE") Composite Transactions Tape (or, if such quotation is not available, as quoted on the Nasdaq National Market if Public Units are then listed thereon or on the principal national securities exchange on which Public Units are then listed or admitted to trading, in each case as reported in The Wall Street Journal or, if not reported therein, any other alternative source) for the 10 trading days ending on the fifth trading day following the Exercise Date (as defined herein).

          2.3     Term.  Except as set forth in Section 9.3, the Purchase Obligation and all other rights and obligations of the parties hereunder shall expire at 5:00 p.m. New York City time on the tenth Anniversary Date (the "Expiration Date").

          2.4     Exercise of Purchase Obligation.

          2.4.1  Exercise Notice.  During the period beginning on the first Business Day immediately following the Lock-Up Expiration Date and ending on the Expiration Date, subject to the restrictions and conditions set forth in this Agreement, Seller shall have the right to require AXA Financial to purchase Buyer Units by delivering a written notice (an "Exercise Notice") to AXA Financial and to Buyer before 5:00 p.m. (New York City time) on any Business Day (the "Exercise Date"), which notice shall specify the number of such Buyer Units to be purchased.

          2.4.2  Settlement Date, Purchase Price and Interest.  AXA Financial shall specify to Seller in writing the settlement date (the "Settlement Date") for its purchase of Buyer Units not later than the third Business Day preceding the Settlement Date.  The Settlement Date shall be on or after the sixth Business Day following the Exercise Date, but no later than the 20th Business Day following such Exercise Date.  Subject to the provisions of Article VI, on the Settlement Date, Seller shall sell, assign and deliver Buyer Units subject to the Exercise Notice to AXA Financial or the specified Designated Entity, in the manner appropriate and necessary to convey all right, title and interest to and in such Buyer Units to AXA Financial or such Designated Entity, free and clear of any and all liens, charges, claims or encumbrances, and AXA Financial shall pay or shall cause the Designated Entity to pay Seller a purchase price equal to the product of the applicable Sale Price multiplied by the number of the Buyer Units so purchased (a "Purchase Price") by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to AXA Financial not less than three Business Days prior to the Settlement Date.  If the Settlement Date specified by AXA Financial is later than the 10th Business Day following the Exercise Date, then the Purchase Price shall be increased by the amount of interest accrued on the Purchase Price at the Applicable Interest Rate during the period from and including the 11th Business Day following the Exercise Date to and excluding the Settlement Date.

          2.4.3  Limitations on the Purchase Obligation.  (A) The aggregate number of Buyer Units specified to be sold in an Exercise Notice shall not exceed the Annual Purchase Obligation Limit; (B) except as provided in Section 2.5, only one Exercise Notice may be delivered to AXA Financial in any Anniversary Period (it being understood that any Exercise Notice canceled under Section 2.5.1 or rendered ineffective under Section 2.5.2 shall not count for purposes of this clause (B)); (C) except as provided in Section 2.5, an Exercise Notice (other than the first Exercise Notice given under this Agreement) may not be delivered to AXA Financial until at least nine months after the immediately preceding Exercise Notice was delivered to AXA Financial; (D) the transfer contemplated by an Exercise Notice must qualify as a private transfer pursuant to United States Treasury Regulation Section 1.7704-1(e)(vi) (relating to block transfers), or pursuant to comparable provisions of any amendment to such regulation (a "Block Transfer"); and (E) Purchase Obligations may be exercised only at times permitted by, and otherwise in compliance with, the then applicable internal written policies of the Alliance  Entities restricting the sales of Units and generally applicable to senior officers (the "Window Restrictions") as if Seller were such a senior officer.  Any Exercise Notice that does not comply with any of the foregoing limitations (which failure to comply, and the reasons therefor shall be set forth in a letter from AXA Financial to Seller) shall be deemed void and ineffective at the time it was given.

          2.5     Deferral Rights.

          2.5.1  Deferral of Purchase Obligation.  AXA Financial may, by written notice to Seller at any time prior to a Settlement Date, cancel the related  Exercise Notice and defer the right of Seller to deliver additional Exercise Notices for up to 120 days if the Exercise Date occurred or the Settlement Date would occur at a time when (A) AXA Financial reasonably determines, after consultation with outside counsel, that it possesses material non-public information concerning Alliance Holding or Buyer or (B) subject to Section 2.5.3, AXA Financial or any of its Affiliates are participating in discussions with a third party which commenced prior to the Exercise Date concerning the potential sale of Parent Units; provided, however, that during any such deferral neither AXA Financial nor any Affiliate of AXA Financial may sell Units unless the reason for such deferral is as set forth in clause (B), in which case a sale may occur but only with respect to the persons participating in such discussions.  Any notice given pursuant to the foregoing sentence shall specify the duration of the deferral (the "Deferral Period") and the reasons for such deferral.  A copy of any such notice shall be promptly delivered to Buyer by AXA Financial.  If at any time during the Deferral Period, AXA Financial reasonably determines that none of the grounds for deferral is still present, AXA Financial shall, by written notice to Seller, promptly notify Seller that the Deferral Period has terminated.  If the Exercise Date of a new Exercise Notice delivered to AXA Financial within ten Business Days following the termination of a Deferral Period (or, if Window Restrictions are applicable at such time, within ten Business Days after the expiration of the Window Restrictions) occurs in the Anniversary Period subsequent to the Anniversary Period in which the Exercise Date of the initial Exercise Notice occurred, then to the extent the Buyer Units specified in the new Exercise Notice constitute Permitted Deferred Buyer Units, they shall not be counted toward the Annual Purchase Obligation Limit and Cumulative Transfer Limit for such subsequent Anniversary Period.  A copy of any such new Exercise Notice shall be promptly delivered to Buyer by AXA Financial.

          2.5.2  Ineffective Exercise Notices.  Any Exercise Notice delivered by Seller earlier than six months following the later of the date when AXA Financial or any of its Affiliates has completed a sale of, or entered into a binding commitment to sell, any Units, shall be void and ineffective unless (a) such Exercise Notice was given during an Unrestricted Exercise Period or (b) the purchase of Buyer Units by AXA Financial pursuant to the Exercise Notice would not give rise to any liability under Section 16(b) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated thereafter (collectively, "Section 16(b)") or any comparable provisions of any amendment to Section 16(b) or any successor thereto.  AXA Financial shall give Seller prompt notice of the ineffectiveness of an Exercise Notice pursuant to this Section 2.5.2, which notice shall specify the duration of the period during which Seller shall be prohibited from delivering further Exercise Notices (the "Restriction Period") and a brief description of the related sale or commitment to sell Units, provided that such period shall not exceed six months following the later of any sale of a Unit or entry into a binding commitment to sell Units, by AXA Financial or any of its Affiliates.  It is understood that an Exercise Notice given following the expiration of the Restriction Period may be canceled in accordance with Clause (A) of Section 2.5.1.  If the Exercise Date of a new Exercise Notice delivered to AXA Financial within ten Business Days following termination of the Restriction Period (or if Window Restrictions are applicable at such time, within ten Business Days after the expiration of the Window Restrictions) is in the Anniversary Period subsequent to the Anniversary Period during which the Exercise Date of the initial Exercise Notice occurred, then to the extent Restricted Units exercised pursuant to the new Exercise Notice constitute Permitted Deferred Buyer Units, they shall not be counted toward the Annual Purchase Obligation Limit for such subsequent Anniversary Period.  The six-month periods specified in this Section 2.5.2 shall be computed by AXA Financial in its reasonable judgment and based on advice of counsel in accordance with then applicable judicial precedent and rules, regulations and interpretive guidance of the Securities and Exchange Commission.

          2.5.3  In the event that an Exercise Notice given by Seller is canceled on the grounds specified in clause (B) of Section 2.5.1 or rendered ineffective by operation of Section 2.5.2, then for 90 days (the "Unrestricted Exercise Period") following the expiration of the applicable Deferral Period or Restriction Period the Purchase Obligation shall not be subject to any further deferral on the grounds specified in clause (B) of Section 2.5.1 and shall not be rendered void and ineffective pursuant to Section 2.5.2; provided, however, that in the event AXA Financial defers the Purchase Obligation during the Unrestricted Exercise Period on the grounds specified in clause (A) of Section 2.5.1, then the Unrestricted Exercise Period shall be tolled by the actual duration of such Deferral Period pursuant to clause (A) of Section 2.5.1.

ARTICLE III
TRANSFER OF UNITS

          3.1     Limitations on Transfers.  With respect to Buyer Units, Seller shall not engage in any Transfer (A) of any Restricted Units prior to the Lock-Up Expiration Date (it being understood that Transfers of Unrestricted Units prior to (or after) the Lock-Up Expiration Date are subject to clause (D) of this Section 3.1 and to the provisions of Section 3.2); (B) in exchange for any consideration other than cash or Public Units pursuant to the terms and conditions of this Agreement; (C) to the extent the number of Restricted Units included in such Transfer would exceed the Cumulative Transfer Limit; or (D) other than at times permitted by, and otherwise in compliance with, the Window Restrictions as if Seller were senior officer of a Alliance Entity.  For the avoidance of doubt, any Buyer Units transferred in a Permitted Transfer shall remain subject to the restrictions that applied to such Units prior to the Permitted Transfer, including, but not limited to, limitations on Transfers set forth in this Section 3.1 and in Section 3.2, limitations on the Purchase Obligation specified in Section 2.4.3 and rights of first refusal provided in Section 3.4, and Sanford Bernstein shall not permit and shall cause each member of the Seller Group and any transferee in a Permitted Transfer not to permit any Transfers that would violate such restrictions and limitations or otherwise breach any terms of this Agreement.

          3.2     Consents to Transfers.  Promptly following Seller’s written request, AXA Financial shall cause ELAS to give the consent required by Section 12.03(c) of Buyer’s partnership agreement (as in effect from time to time, the "Buyer Partnership Agreement") to the Transfers by Seller of Buyer Units expressly permitted by this Agreement, including any Transfers involving the exchange of Buyer Units into Public Units pursuant to the Acquisition Agreement; provided, that AXA Financial shall not be required to cause ELAS to provide such consent unless the Transfer or Permitted Transfer, as the case may be, for which the consent is requested (A) would otherwise comply with all applicable provisions, conditions and requirements of the Buyer Partnership Agreement and Seller has provided AXA Financial and Buyer a written certification signed by two of its officers to that effect, and (B) in the sole and exclusive discretion of AXA Financial would qualify as a Block Transfer or, in case of a Permitted Transfer, Seller provides to AXA Financial an opinion of outside legal counsel reasonably satisfactory to AXA Financial and Buyer that such Permitted Transfer is not considered a "transfer" for purposes of Section 7704 of the Code.  AXA Financial and Seller shall cooperate in good faith to enable Seller to comply with the provisions, conditions and requirements of the Buyer Partnership Agreement referenced in clause (A) of this Section 3.2.  The consent to be provided from time to time by the Affiliates of AXA Financial pursuant to this Section 3.2 shall be substantially in the form of Annex B to this Agreement.  It is understood that if Seller proposes a Transfer that does not qualify as a Block Transfer, such Transfer shall be subject to the approval of the general partner of Buyer and ELAS as provided in the Buyer Partnership Agreement.

          3.3     Change in Law.  In the event that as a result of (i) any amendment to, or change in, the laws (or any regulation thereunder) of the United States or (ii) any interpretation or application of, or pronouncement with respect to, such laws or regulations by any legislative body, court, governmental agency or regulatory authority, the Block Transfer safe harbor ceases to be effectively available for exchanges of Buyer Units held by Seller into Public Units (a "Change in Law"), Buyer, AXA Financial and Seller shall cooperate in good faith to make available to Seller, but without giving any preference to Seller or to any other holders of Buyer Units (other than current or former employees), any other safe harbors potentially applicable to the exchanges of Buyer Units for Public Units under applicable U.S. federal tax laws.

          3.4     Right of First Refusal.

          3.4.1  Procedure.  If Seller receives a bona fide offer or offers from a third party or parties (other than proposed transferees in transactions that could qualify as Permitted Transfers) to purchase any Restricted Units in a transaction that would qualify as Block Transfer, then prior to selling units in such transaction to such third party or parties Seller shall deliver to Buyer and to AXA Financial a letter setting forth:

(i)	the name of the third party or parties;

(ii)	the prospective cash purchase price per Restricted Unit;

(iii)	all material terms and conditions contained in the offer of the third party or parties;

(iv)	Seller’s offer (irrevocable by its terms for 5 Business Days following receipt) to sell to AXA Financial or its Designated Entity all (but not less than all) of the Units covered by the offer of the third party or parties, for a purchase price per share and on other terms and conditions not less favorable to AXA Financial than those contained in the offer of the third party or parties (an "Offer"); and

(v)	closing arrangements and a closing date (not less than 5 Business Days nor more than 25 Business Days following the date of such letter) (the "Sale Date") for any purchase and sale that may be effected by AXA Financial or its Designated Entity.

          3.4.2  Effecting Sales.  If, upon the expiration of 5 Business Days following receipt by AXA Financial of the letter described in Section 3.4.1, AXA Financial shall not have irrevocably accepted the Offer in writing, Seller may, at any time during a 60 Business Day period beginning upon the expiration of such 5 Business Day period, sell to such third party or parties all (but not less than all) of the Buyer Units covered by the Offer, for the purchase price and on substantially the same other terms and conditions contained in the Offer.  If AXA Financial shall have confirmed its acceptance of such Offer in writing, AXA Financial and Seller shall use commercially reasonable efforts to cause promptly the closing of the purchase and sale of such Restricted Units, in the manner appropriate and necessary to convey all right, title and interest to and in such Restricted Units free and clear of any and all liens, charges and encumbrances, pursuant to such acceptance as set forth in the letter of Seller to AXA Financial pursuant to subparagraph (v) of Section 3.4.1.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

          4.1     Representations and Warranties of AXA Financial.  AXA Financial hereby represents and warrants to Seller as follows:

          4.1.1  Organization, Good Standing and Authorization.  It is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  It has all requisite power and authority to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver ("Additional Buyer Documentation") and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

          4.1.2  No Violation or Conflict.  The execution, delivery and performance of this Agreement and any other documentation relating to this Agreement do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting AXA Financial.

          4.1.3  Consents.  Except as may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), all governmental and other consents that are required to have been obtained by it with respect to this Agreement and any Additional Buyer Documentation have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

          4.1.4  Obligations Binding.  Its obligations under this Agreement and any Additional Buyer Documentation constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

          4.1.5  Absence of Litigation.  There is not pending or, to its knowledge, threatened within the past 60 days against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is reasonably likely to affect the legality, validity or enforceability against it of this Agreement or any Additional Buyer Documentation or its ability to perform its obligations under this Agreement or any Additional Buyer Documentation.

          4.2     Representations and Warranties of Seller.  Seller hereby represents and warrants to AXA Financial as follows (which representations and warranties will be deemed to be repeated on each Exercise Date and each Settlement Date):

          4.2.1  Organization, Good Standing and Authorization.  It is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation.  It has all requisite corporate power and authority to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that is required by this Agreement (the "Additional Seller Documentation" and together with the Additional Buyer Documentation, the "Additional Documentation"), to deliver and to perform its obligations under this Agreement and the Additional Seller Documentation and has taken all necessary action to authorize such execution, delivery and performance.

          4.2.2  No Violation or Conflict.  The execution, delivery and performance of this Agreement and any Additional Seller Documentation and any other documentation relating to this Agreement do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting Seller.

          4.2.3  Consents.   All governmental and other consents that are required to have been obtained by it with respect to this Agreement and any Additional Seller Documentation have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

          4.2.4  Obligations Binding.  Its obligations under this Agreement and any Additional Seller Documentation constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

          4.2.5  Absence of Litigation.  There is not pending or, to its knowledge, threatened within the past 60 days against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is reasonably likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement and any Additional Seller Documentation.

          4.2.6  No Liens. Seller is the sole owner of the Buyer Units subject to this Agreement with full right to transfer such Buyer Units in accordance with the terms of this Agreement; and upon delivery of such Buyer Units to AXA Financial or its Designated Entity in accordance with the terms of this Agreement, AXA Financial or its Designated Entity will be the sole owner of such Buyer Units, free and clear of any lien, charge, claim or encumbrance.

ARTICLE V
AGREEMENTS

          5.1     Certain Acknowledgments.  Each party acknowledges its understanding that the offer and the sale of Buyer Units is intended to be exempt from registration under all securities laws applicable to such party.

          5.2     Certain Agreements.  Each party agrees with the other that, so long as such party has or may have any obligation under this Agreement or any Additional Documentation:

          5.2.1  Maintain Authorizations.  It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Additional Documentation and will use all reasonable efforts to obtain any that may become necessary in the future.

          5.2.2  Comply with Laws.  It will comply in all respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Additional Documentation.

          5.2.3  Confidentiality.  Seller shall not disclose (other than to its directors, officers, auditors or counsel) without the prior written consent of Buyer and AXA Financial any information with respect to AXA Financial or any Alliance Entity which is furnished to it pursuant to this Agreement.

          5.2.4  Filings; Other Action.  Buyer, AXA Financial and Seller shall, as promptly as practicable, (i) make all necessary regulatory filings and submissions and deliver notices and consents to jurisdiction to insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Settlement Date or the Sale Date, as the case may be, and which Consents are required to be obtained prior to such Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Consents, and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable, including, without limitation, making any filings, if required, prior to the end of the second Anniversary Period under the HSR Act that would maximize the number of Buyer Units that can be sold hereunder without the need for any further filings under the HSR Act.

          5.2.5  Public Announcements.  Buyer, AXA Financial and Seller agree that they will not, and that they will case their respective Affiliates and representatives not to, issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval shall not be unreasonably withheld), except as may be required by applicable law.

          5.2.6  Seller Group.  Sanford Bernstein shall cause each member of the Seller Group and any transferee in a Permitted Transfer to act only in compliance with the terms and conditions of this Agreement.

ARTICLE VI

CONDITIONS TO AXA Financial’S OBLIGATIONS

          The obligation of AXA Financial to consummate any acquisition of Buyer Units pursuant to Section 2.4.2 or Section 3.4.2 shall be subject to the fulfillment on or prior to the Settlement Date or Sale Date, as the case may be, of the following additional conditions, which AXA Financial and Seller agree to use commercially reasonable efforts to cause to be fulfilled.  In the event that all of the following conditions are not satisfied or waived by AXA Financial prior to or on the applicable Settlement Date or Sale Date, as the case may be, then such Settlement Date or Sale Date, as the case may be, shall be deferred until such time as the following conditions are satisfied or waived.

          6.1     Representations. The representations and warranties of Seller contained in Section 4.2 shall be true and correct in all material respects on and as of the Settlement Date or the Sale Date, as the case may be, with the same effect as though made on and as of such date.

          6.2     Performance of Obligations.  Seller shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Settlement Date or the Sale Date, as the case may be.

          6.3     Certificate.  Seller shall have delivered to AXA Financial or a Designated Entity a certificate, dated the Settlement Date or the Sale Date, as the case may be, and signed by the President and a Vice President of Seller, to the effect set forth above in this Sections 6.1 and 6.2.

          6.4     Delivery of Buyer Units.  On the Settlement Date or the Sale Date, as the case may be, Seller shall have delivered certificates representing all of the Buyer Units being transferred to AXA Financial or a Designated Entity, as the case may be, and in a form suitable for transfer (or with standard endorsements for transfer).

          6.5     Consents.  All Consents required to be made or obtained by Seller or AXA Financial in connection with the execution and delivery of this Agreement and the Additional Documents or the consummation of the transactions contemplated hereby shall have been made or obtained.  Complete and correct copies of all such Consents shall have been delivered to AXA Financial or the Designated Entity.

          6.6     Opinion.  Buyer, AXA Financial or a Designated Entity shall have received an opinion, addressed to it and dated the Settlement Date or the Sale Date, as the case may be, from outside legal counsel to Seller reasonably acceptable to AXA Financial, substantially in the form of Exhibit C to this Agreement or in such other form as shall be acceptable to AXA Financial and otherwise satisfactory in form and substance to AXA Financial or a Designated Entity.  In the event of a Change in Law, the parties shall cooperate in good faith to develop an alternative form of opinion.

ARTICLE VII
TAXES

          The payment of a Purchase Price by AXA Financial under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect.  If AXA Financial is so required to deduct or withhold, then it will (i) notify Seller prior to the date of the closing of the relevant purchase, and (ii) timely pay to the relevant authorities the full amount required to be deducted or withheld.  Seller agrees to deliver to AXA Financial, or to such government or taxing authority as AXA Financial reasonably directs, any form or document that may be required or reasonably requested in writing in order to allow AXA Financial to make a payment under this Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the Person in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to AXA Financial and to be executed and to be delivered with any reasonably required certification promptly following any such request.

ARTICLE VIII
NOTICES

          Any notice or other communication in respect of this Agreement may be given in the manner set forth below to the address or number set forth in Annex A of this Agreement and will be deemed effective as indicated:  (i) if in writing and delivered in person or by courier, on the date it is delivered;  (ii) if sent by facsimile transmission, on the Business Date that receipt of the transmission is confirmed by telephone; (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or (iv) if sent by electronic messaging system, on the date that electronic message is received.  Either party may by notice to the other change the address or facsimile number or electronic messaging system at which notices or other communications are to be given to it, in which case Annex A shall be automatically amended.  The failure to give Buyer any notice contemplated to be given hereunder shall not affect the effectiveness of such notice or give rise to any claim by Buyer against another party hereto.

ARTICLE IX
MISCELLANEOUS

          9.1     Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto, including, without limitation, the Project Honeybee term sheet, dated June 1, 2000.

          9.2     Amendments.  No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including as evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

          9.3     Survival of Obligations.  In the event one or more Purchase Obligations are exercised in accordance with Article II, the obligations of the parties in connection with such Purchase Obligations so exercised shall survive the termination of this Agreement.

          9.4     Remedies Cumulative.  The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

          9.5     No Waiver of Rights.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          9.6     Severability.  In the event that any section, clause or paragraph hereof is deemed unlawful or unenforceable, such clause or paragraph shall be stricken from this Agreement, and the remainder shall remain in full force and effect.

          9.7     Assignment. Neither AXA Financial or Seller may assign its rights and obligations under this Agreement save with the prior written consent of the other party and any purported assignment shall be void and of no effect.

          9.8     Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

          9.9     Waiver of Immunities.  Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all claims of immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

          9.10     Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the state of New York (without reference to choice of law doctrine).

          9.11     Submission to Jurisdiction.  With respect to any suit, action or proceedings relating to this Agreement or any Transaction hereunder ("Proceedings"), each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

          9.12     Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this confirmation or any credit support document or any transaction.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such suit, action or proceeding and (ii) acknowledges that it and the other party have entered into the confirmation and the security agreement, as applicable, in reliance on, among other things, the mutual waivers and certifications in this subsection.

          9.13     Relationship to Buyer Units.  This Agreement has been entered into at the same time as, and in connection with, the Acquisition Agreement, and the rights and obligations created hereby are intended to relate to the Buyer Units and are not transferable other than in connection with a transfer of such Buyer Units and with the consent of the other party as required under Section 9.7.

          9.14     Following Business Day Convention.  In the event the Expiration Date, the Exercise Date, the Sale Date or the Settlement Date, as applicable, falls on a day other than a Business Date, then the Expiration Date, the Exercise Date, the Sale Date or the Settlement Date, as applicable, shall be the first following date that is a Business Day.

          9.15     Counterparts.  This Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

          9.16     Termination.  In the event the Acquisition Agreement is terminated  prior to the Closing Date pursuant to the terms thereof, the rights and obligations of the parties hereunder shall automatically terminate at such time.

          IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

AXA FINANCIAL, INC.

By:	/s/ Stanley B. Tulin
Name: Stanley B. Tulin
Title: Vice Chairman and
Chief Financial Officer

ALLIANCE CAPITAL MANAGEMENT L. P.

By:	/s/ Bruce W. Calvert
Name: Bruce W. Calvert
Title: Vice Chairman and
Chief Executive Officer

SANFORD C. BERNSTEIN INC.

By:	/s/ Lewis A. Sanders
Name: Lewis A. Sanders
Title: Chairman and Chief Executive Officer

Annex A

Notices

SELLER
[address]
[telephone]
[fax]
[e-mail]
[contact person]

AXA FINANCIAL
[address]
[telephone]
[fax]
[e-mail]
[contact person]

BUYER
[address]
[telephone]
[fax]
[e-mail]
[contact person]

Annex B

[Form of Consent Letter pursuant to Section 3.2]

                                                             [Date]

Alliance Capital Management Corporation
1245 Avenue of the Americas
New York, NY  10105

RE:  Proposed Transfer of Limited Partnership Units by Sanford Bernstein

Ladies and Gentlemen:

          We refer to the Amended and Restated Limited Partnership Agreement (the "Agreement") of Alliance Capital Management L. P. (the "Partnership"), dated as of October 29, 1999.  Capitalized terms used but not defined herein have the respective meanings given in the Agreement.

          Sanford C. Bernstein Inc. proposes to exchange              units of the Partnership [Description of Transfer] (the "Proposed Transfer").  The law firm of [             ] has provided an opinion of counsel that such exchange is a private transfer pursuant to Treasury Regulation Section 1.7704–1(e)(1)(vi) (relating to block transfers), or pursuant to comparable provisions of any amendment to such Regulation.

          Section 12.03(c) of the Agreement provides that no transfer of limited partnership interests in the Partnership will be considered approved by the General Partner or recognized by the Partnership unless such transfer is also approved by The Equitable Life Assurance Society of the United States ("ELAS"), which approval may be withheld in the sole discretion of ELAS.  Based on the above representation and such other matters as we consider relevant, ELAS hereby approves the Proposed Transfer.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

By:

Annex B

Annex C

[Form of Opinion of Seller’s counsel pursuant to Section 6.6.]

[                   ], 2000

Alliance Capital Management L. P.
[address]

AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York  10104

 Dear Ladies and Gentlemen:

You have requested that we issue our opinion as to whether the proposed transfer described below would qualify as a private transfer pursuant to Treasury Regulation Section 1.7704–1(e)(1)(vi) (relating to block transfers), and would not result in Alliance Capital Management L.P. (the "Partnership") being classified as a publicly traded partnership with the meaning of section 7704 of the Internal Revenue Code of 1986, as amended (the "Code").1  The opinion set forth below is intended to meet the requirements of section 6.6 of the Purchase Agreement dated as of June [     ], 2000 (the "Purchase Agreement"). Capitalized terms used herein and not defined have the meaning assigned to such terms in the Purchase Agreement.

1.       All section references herein are to the Code or to the Treasury Regulations promulgated thereunder unless otherwise noted.

Our opinion is based upon the facts and assumptions set forth below and on the provisions of the Code, Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date of this opinion.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

For the purpose of our opinion, we have not made an independent investigation of the facts set forth below.  We consequently have assumed that the information presented or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts in a material way.

[Description of Transfer and the number of units outstanding held by the General Partner and its affiliates and otherwise outstanding.]

Section 6.6 of the Purchase Agreement provides that AXA Financial or a Designated Entity shall have received an opinion, addressed to it and dated the Settlement Date or Sale Date, as the case may be, from outside legal counsel to Honeybee reasonable acceptable to AXA Financial, satisfactory in form and substance to AXA Financial or a Designated Entity.

Based upon, and subject to, the foregoing and the discussion below, we are of the opinion that the exchange described above will qualify as a block transfer pursuant to Treasury Regulation Section 1.7704–1(e)(1)(vi), or pursuant to comparable provisions of any amendment to such Regulation and will not result in the Partnership being classified as a publicly traded partnership within the meaning of section 7704.

Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code") states the rules for the classification of certain publicly traded partnerships ("PTPs") as corporations.  For these purposes, a partnership is a PTP if interests in the partnership are traded on an "established securities market" or are "readily tradable on a secondary market or the substantial equivalent thereof."

Treas. Reg. §1.7704–1(e) provides that certain transfers of partnership interests are not considered trading for purposes of section 7704.  Under Treas. Reg. §1.7704–1(e)(6), these include "block transfers" as defined in Treas. Reg. §1.7704–1(e)(2).  Under that regulation "block transfers" include a transfer of partnership interests representing in the aggregate more than 2 percent of the total interests in partnership capital or profits in one or more transactions during a 30 day period by a partner and certain related parties (within the meaning of Sections 267(b) or 707(b)(1) of the Code).

Treas. Reg. §1.7704–1(k) provides that the total interests in partnership capital or profits generally are determined by reference to all outstanding interests in the partnership.  For purposes of measuring "2 percent", interests held by the general partner and its affiliates are disregarded if they own more than 10 percent of partnership capital or profits at any one time during the tax year of the partnership.

Under the regulations, for purposes of determining whether a transfer satisfies the "2% within 30 days" threshold, the partnership must determine the percentage interests in partnership capital or profits for each transfer of an interest during the 30 calendar day period by reference to the partnership interests outstanding immediately prior to such transfer.

In the instant case, [Describe Amount of Interests Proposed to be Transferred].  The transfer of such interests will constitute a transfer of more than 2 percent of the total Partnership interests in capital or profits within 30 days, measured against Partnership interests if the interests held by AXA Financial and its affiliates are disregarded.  Accordingly, it is our opinion that the transfer by Honeybee of its Partnership interests will constitute a block transfer within the meaning of Treas. Reg. §1.7704–1(e)(2) and that such transfer will not cause the Partnership to be classified as a publicly traded partnership with the meaning of section 7704(a).

Please note that we express no opinion, nor is any opinion implied, regarding any other tax issue or any other aspect of the relationship between and among the parties.  This opinion speaks only as of its date and may be relied upon by only you in connection with the transaction described in this opinion and may not be used or relied upon by any other person for any purpose whatsoever, without our prior written consent in each instance.

Sincerely,

Name of Law Firm

By

PURCHASE AGREEMENT

dated as of

June 20, 2000

by and among

ALLIANCE CAPITAL MANAGEMENT L. P.

AXA FINANCIAL, INC.

and

SANFORD C. BERNSTEIN INC.

relating to the purchase and sale

of

Limited Partnership Interests

of

ALLIANCE CAPITAL MANAGEMENT .L. P